Exhibit 99

FOR IMMEDIATE RELEASE

MATRIX SERVICE REPORTS ALL-TIME RECORD OPERATING INCOME IN FISCAL YEAR

ENDED MAY 31, 2007

Fiscal Year 2007 Highlights:

•	Operating income was an all-time record of $33.1 million compared with the previous record operating income of $17.7 million in fiscal 2006;
•	Revenues climbed to $639.8 million versus $493.9 million for the same period in fiscal 2006;
•	Backlog rose to $356.4 million compared to $248.4 million a year earlier;
•	Gross margins increased to 10.3% from 9.5% a year earlier; and
•	Fully diluted EPS was $0.74 per share versus $0.35 per share a year earlier.

Fourth Quarter 2007 Highlights:

•	Revenues were $177.9 million versus $138.6 million in the same quarter a year earlier;
•	Gross margins for the Repair and Maintenance Services segment grew to 14.4% from 10.6% a year earlier;
•	Net income was $1.9 million compared to $3.3 million in the fourth quarter a year ago; and
•	Fully diluted EPS was $0.08 per share versus $0.14 per share in the same quarter a year ago.

TULSA, OK – August 14, 2007 – Matrix Service Co. (Nasdaq: MTRX), a leading industrial services company, today reported its financial results for the fourth quarter and fiscal year, ended May 31, 2007.

Fourth Quarter of Fiscal 2007 Results

Total revenues for the quarter were $177.9 million compared to $138.6 million reported in the fourth quarter of fiscal 2006.

Net income for the fourth quarter of fiscal 2007 was $1.9 million, or $0.08 per fully diluted share, which included a $10.9 million pre-tax charge ($0.24 per fully diluted share) for cost overruns on a liquified natural gas (LNG) construction project in the Gulf Coast region. These results also included pre-tax charges of $0.5 million, or $0.01 per fully diluted share, resulting from the adoption of the fair value recognition provisions in SFAS No. 123(R) – Accounting for Share-Based Payment. Net income for the fourth quarter of fiscal 2006 was $3.3 million, or $0.14 per fully diluted share. EBITDA(1) for the fourth quarter of fiscal 2007 was $5.5 million compared to $6.7 million for the same period last year. Gross margins on a consolidated basis for the current quarter were 6.6% compared to 8.9% reported in the same quarter a year ago. Absent the $10.9 million charge, margins would have been 12.0% in the current quarter(2) .

(1)	The Company uses EBITDA (earnings before net interest, income taxes, depreciation and amortization) as part of its overall assessment of financial performance by comparing EBITDA between accounting periods. Matrix believes that EBITDA is used by the financial community as a method of measuring the Company’s performance and of evaluating the market value of companies considered to be in similar businesses. EBITDA should not be considered as an alternative to net income or cash provided by operating activities, as defined by accounting principles generally accepted in the United States (“GAAP”). A reconciliation of EBITDA to net income is included at the end of this release.

(2)	Gross margins before special item (and the related amounts per share), a non-GAAP financial measure, exclude a $10.9 million pre-tax charge for the fourth quarter of fiscal 2007 and exclude an $11.3 million pre-tax charge for fiscal 2007 that management believes affect the comparison of results for the periods presented. Management also believes that results excluding this item are more comparable to estimates provided by securities analysts and therefore are useful in evaluating operational trends for Matrix Service and its performance relative to its competitors. A reconciliation of gross margins before special item to gross margins is included at the end of this press release.

Matrix Service Company

August 14, 2007

Michael J. Bradley, president and chief executive officer of Matrix Service Company, said, “Our ability to meet our cost projections on a LNG construction project in the Gulf Coast region has continued to be eroded by a difficult post-Katrina labor environment, unforeseen productivity challenges and complexity of design leading to material and equipment cost increases. In addition, weather has continued to affect this lump sum project resulting in a more compressed schedule. The loss recognized this quarter reflects our best forecast of costs required to achieve our customer’s schedule on the remaining 42.5% of the work. We remain focused on performing the work in a safe and quality manner in alignment with our customer’s targeted completion dates.”

Construction Services revenues for fourth quarter 2007 were $102.7 million compared to $78.9 million in the same period a year earlier. This improvement was primarily due to Downstream Petroleum revenues increasing $21.2 million, but improvements were also seen in Aboveground Storage Tank revenues of $9.5 million and Electrical and Instrumentation revenues of $5.9 million. These improvements were partially offset by a decline of $12.8 million in Specialty revenues related primarily to the charge taken as a reduction in revenue on the LNG construction project discussed above. The growth in Downstream Petroleum revenues was primarily due to the performance of work for two additional refinery customers while the rise in Aboveground Storage Tank revenues was driven by the strength of the market and capital spending from our core customer base. Construction Services gross margins were 0.9% versus 7.6% in the fourth quarter of fiscal 2006. Absent the $10.9 million charge, margins would have been 10.4% in the current quarter(2).

During the quarter, Repair and Maintenance Services revenues increased by $15.5 million, or 26.0%, to $75.2 million from $59.7 million in the same period in fiscal 2006. This improvement resulted primarily from increased Aboveground Storage Tank revenues of $13.1 million and Electrical and Instrumentation revenues of $3.0 million. Gross margins were 14.4% in the quarter compared to 10.6% in the fourth quarter a year ago.

Fiscal Year 2007 Results

For the fiscal year ended May 31, 2007, Matrix Service reported consolidated revenues of $639.8 million, a 29.5% increase compared to $493.9 million recorded in the fiscal year ended May 31, 2006.

Net income for fiscal year 2007 was $19.2 million, or $0.74 per fully diluted share, which includes an $11.3 million pre-tax charge ($0.25 per fully diluted share) for cost overruns on a LNG construction project in the Gulf Coast region. These results also included pre-tax charges of $1.5 million, or $0.03 per fully diluted share, resulting from the adoption of the fair value recognition provisions in SFAS 123(R) – Accounting for Share-Based Payment. These results significantly exceeded our prior fiscal year net income of $7.7 million, or $0.35 per fully diluted share. EBITDA(1) for fiscal year ended May 31, 2007, was $39.9 million, compared to $25.0 million for the fiscal year ended, May 31, 2006. Consolidated gross margins increased to 10.3% from 9.5% a year earlier. Absent the $11.3 million charge, margins would have been 11.9% in the current year(2).

Revenues for the Construction Services segment rose significantly from $243.7 million in fiscal 2006 to $366.2 million in fiscal 2007, which represents an increase of $122.5 million, or 50.3%. This improvement was primarily due to Aboveground Storage Tank revenues increasing $70.9 million, but improvements were also seen throughout the segment as Downstream Petroleum revenues grew $25.1 million, Specialty revenues rose $16.6 million and Electrical and Instrumentation revenues climbed $9.9 million. The substantial growth in Aboveground Storage Tank revenues was driven by the strength of the market and capital spending from our core customer base. The growth in Downstream Petroleum revenues was primarily due to the performance of work for two additional refinery customers while the rise in Specialty revenues was primarily related to the LNG construction project discussed above. Construction Services’ gross margins were 8.1% versus 8.4% in fiscal 2006. Absent the $11.3 million charge, margins would have been 10.8% in the current year(2).

Matrix Service Company

August 14, 2007

Revenues from the Repair and Maintenance Services segment grew $23.5 million, or 9.4%, from $250.2 million in fiscal 2006 to $273.7 million in fiscal 2007. This improvement resulted primarily from increases in Aboveground Storage Tank revenues of $28.1 million and Electrical and Instrumentation revenues of $14.2 million. Partially offsetting this growth was a reduction in Downstream Petroleum revenues of $18.8 million as turnaround work that occurred in fiscal 2006 was not fully replaced in fiscal 2007. Gross margins were 13.3% in the year compared to 10.7% a year ago.

Mr. Bradley added, “Even with the charge discussed above, fiscal 2007 was a record year for revenues (which increased 29.5% over the prior year), net income, earnings per share and backlog which stood at $356.4 million on May 31st. We continue our focus on expanding and growing our business while delivering high quality products and services safely to our customers. We are maintaining our fiscal 2008 guidance of $700 to $750 million in consolidated revenues, 11.5% to 12.5% in consolidated gross margins and 5.0% to 5.5% in SG&A, which we anticipate will generate a record operating income performance for the third consecutive year.”

Conference Call

In conjunction with the press release, Matrix Service will host a conference call with Michael J. Bradley, president and CEO, and Les Austin, vice president and chief financial officer. The call will take place at 11:00 a.m. (EDT)/10:00 a.m. (CDT) today and will be simultaneously broadcast live over the Internet at www.matrixservice.com or www.vcall.com. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within one hour of completion of the live call.

About Matrix Service Company

Matrix Service Company provides general industrial construction and repair and maintenance services principally to the petroleum, petrochemical, power, bulk storage terminal, pipeline and industrial gas industries.

The Company is headquartered in Tulsa, Oklahoma, with regional operating facilities located in Oklahoma, Texas, California, Michigan, Pennsylvania, Illinois, Washington, and Delaware in the U.S. and Canada.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those identified in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, any one of which, or a combination of which, could materially and adversely affect the results of the Company’s operations and its financial condition. We undertake no obligation to update information contained in this release.

For more information, please contact:

Matrix Service Company

Les Austin

Vice President Finance and CFO

T: 918-838-8822

E: laustin@matrixservice.com

Investors and Financial Media:

Trúc Nguyen

The Global Consulting Group

T: 646-284-9418

E: tnguyen@hfgcg.com

Matrix Service Company

August 14, 2007

Matrix Service Company

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	May 31, 2007	May 31, 2006	May 31, 2007	May 31, 2006
	(unaudited)		(unaudited)
Revenues	$177,921	$138,578	$639,846	$493,927
Cost of revenues	166,168	126,306	573,960	446,848

Gross profit	11,753	12,272	65,886	47,079
Selling, general and administrative expenses	8,123	7,033	32,763	28,775
Impairment and abandonment costs	—	—	—	70
Restructuring	27	(67)	73	536

Operating income	3,603	5,306	33,050	17,698

Other income (expense):
Interest expense	(423)	(813)	(2,403)	(7,765)
Interest income	2	33	139	88
Other	50	1	328	1,573

Income before income taxes	3,232	4,527	31,114	11,594
Provision for federal, state and foreign income taxes	1,293	1,188	11,943	3,941

Net income	$1,939	$3,339	$19,171	$7,653

Basic earnings per common share	$0.08	$0.16	$0.83	$0.39

Diluted earnings per common share	$0.08	$0.14	$0.74	$0.35

Weighted average common shares outstanding:
Basic	24,609	20,858	23,056	19,652
Diluted	27,028	26,619	26,752	25,742

Matrix Service Company

August 14, 2007

Matrix Service Company

Consolidated Balance Sheets

(In thousands)

	As of May 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$9,147	$8,585
Accounts receivable, less allowances (2007 – $260; 2006 – $190)	97,522	64,061
Contract dispute receivables, net	975	11,668
Costs and estimated earnings in excess of billings on uncompleted contracts	45,634	24,538
Inventories	4,891	4,738
Income tax receivable	—	104
Deferred income taxes	3,283	2,831
Prepaid expenses	2,910	5,581
Assets held for sale	929	809

Total current assets	165,291	122,915

Property, plant and equipment, at cost:
Land and buildings	23,405	23,100
Construction equipment	39,958	31,081
Transportation equipment	14,380	10,921
Furniture and fixtures	10,116	8,658
Construction in progress	1,788	2,392

	89,647	76,152
Accumulated depreciation	(43,654)	(38,712)

	45,993	37,440

Goodwill	23,357	23,442

Other assets	8,268	4,479

Total assets	$242,909	$188,276

Matrix Service Company

August 14, 2007

Matrix Service Company

Consolidated Balance Sheets (continued)

(In thousands, except share data)

	As of May 31,
	2007	2006
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$52,144	$47,123
Billings on uncompleted contracts in excess of costs and estimated earnings	34,243	12,078
Accrued insurance	6,422	6,408
Accrued wages and benefits	15,442	10,470
Income tax payable	956	—
Current capital lease obligation	753	406
Current portion of acquisition payable	2,712	1,808
Other accrued expenses	1,313	1,966

Total current liabilities	113,985	80,259

Convertible notes	—	25,000
Acquisition payable	—	2,578
Long-term capital lease obligation	836	538
Deferred income taxes	2,512	3,502

Stockholders’ equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 and 22,595,243 shares issued as of May 31, 2007 and 2006	279	226
Additional paid-in capital	104,408	75,855
Retained earnings	23,422	4,316
Accumulated other comprehensive income	967	814

	129,076	81,211

Less treasury stock, at cost – 1,297,466 and 1,731,386 shares as of May 31, 2007 and 2006	(3,500)	(4,812)

Total stockholders’ equity	125,576	76,399

Total liabilities and stockholders’ equity	$242,909	$188,276

Matrix Service Company

August 14, 2007

4th Quarter and Fiscal Year Results of Operations

(In thousands)

(unaudited)

	Construction Services	Repair & Maintenance Services	Other	Combined Total
Three Months Ended May 31, 2007

Gross revenues	$105,813	$78,015	$—	$183,828
Less: inter-segment revenues	3,086	2,821	—	5,907

Consolidated revenues	102,727	75,194	—	177,921
Gross profit	923	10,830	—	11,753
Operating income (loss)	(3,554)	7,184	(27)	3,603
Income (loss) before income tax expense	(3,791)	7,050	(27)	3,232
Net income (loss)	(2,269)	4,225	(17)	1,939
Segment assets	136,780	98,737	7,392	242,909
Capital expenditures	1,536	1,396	752	3,684
Depreciation and amortization expense	910	895	—	1,805

Three Months Ended May 31, 2006

Gross revenues	$82,553	$59,974	$—	$142,527
Less: inter-segment revenues	3,695	254	—	3,949

Consolidated revenues	78,858	59,720	—	138,578
Gross profit	5,958	6,314	—	12,272
Operating income	1,557	3,749	—	5,306
Income before income tax expense	986	3,541	—	4,527
Net income	1,219	2,120	—	3,339
Segment assets	91,079	69,981	27,216	188,276
Capital expenditures	1,696	152	478	2,326
Depreciation and amortization expense	707	699	—	1,406

Twelve Months Ended May 31, 2007

Gross revenues	$376,849	$277,556	$—	$654,405
Less: inter-segment revenues	10,689	3,870	—	14,559

Consolidated revenues	366,160	273,686	—	639,846
Gross profit	29,494	36,392	—	65,886
Operating income (loss)	11,567	21,556	(73)	33,050
Income (loss) before income tax expense	10,394	20,793	(73)	31,114
Net income (loss)	6,498	12,718	(45)	19,171
Segment assets	136,780	98,737	7,392	242,909
Capital expenditures	6,850	4,319	1,951	13,120
Depreciation and amortization expense	3,586	2,914	—	6,500

Twelve Months Ended May 31, 2006

Gross revenues	$254,382	$250,832	$—	$505,214
Less: inter-segment revenues	10,657	630	—	11,287

Consolidated revenues	243,725	250,202	—	493,927
Gross profit	20,392	26,687	—	47,079
Operating income (loss)	6,561	11,237	(100)	17,698
Income (loss) before income tax expense	2,536	9,158	(100)	11,594
Net income (loss)	2,168	5,547	(62)	7,653
Segment assets	91,079	69,981	27,216	188,276
Capital expenditures	3,945	383	1,286	5,614
Depreciation and amortization expense	2,796	2,902	—	5,698

Matrix Service Company

August 14, 2007

Segment revenue from external customers by market was as follows:

	Construction Services	Repair & Maintenance Services	Consolidated Total
	(In thousands) (unaudited)
Three Months Ended May 31, 2007

Aboveground Storage Tanks	$40,138	$35,550	$75,688
Downstream Petroleum	42,501	31,288	73,789
Electrical and Instrumentation	8,773	8,356	17,129
Specialty	11,315	—	11,315

Total	$102,727	$75,194	$177,921

Three Months Ended May 31, 2006

Aboveground Storage Tanks	$30,598	$22,470	$53,068
Downstream Petroleum	21,274	31,860	53,134
Electrical and Instrumentation	2,913	5,390	8,303
Specialty	24,073	—	24,073

Total	$78,858	$59,720	$138,578

Twelve Months Ended May 31, 2007

Aboveground Storage Tanks	$159,274	$125,236	$284,510
Downstream Petroleum	120,828	120,557	241,385
Electrical and Instrumentation	32,439	27,893	60,332
Specialty	53,619	—	53,619

Total	$366,160	$273,686	$639,846

Twelve Months Ended May 31, 2006

Aboveground Storage Tanks	$88,368	$97,157	$185,525
Downstream Petroleum	95,789	139,371	235,160
Electrical and Instrumentation	22,517	13,674	36,191
Specialty	37,051	—	37,051

Total	$243,725	$250,202	$493,927

Matrix Service Company

August 14, 2007

Non-GAAP Financial Measures

(1) EBITDA is a supplemental, non-generally accepted accounting principle (GAAP) financial measure. EBITDA is defined as earnings before net interest expense, taxes, depreciation and amortization. We have presented EBITDA because it is used by the financial community as a method of measuring our performance and of evaluating the market value of companies considered to be in similar businesses. We believe that the line item on our consolidated statements of operations entitled “Net income (loss)” is the most directly comparable GAAP measure to EBITDA. Since EBITDA is not a measure of performance calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. EBITDA, as we calculate it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure is not necessarily a measure of our ability to fund our cash needs. As EBITDA excludes certain financial information compared with net income (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the type of events and transactions, which are excluded. Our non-GAAP performance measure, EBITDA, has certain material limitations as follows:

•

It does not include net interest expense. Because we have borrowed money to finance our operations, interest expense is a necessary and ongoing part of our costs and has assisted us in generating revenue. Therefore, any measure that excludes interest expense has material limitations.

•	It does not include taxes. Because the payment of taxes is a necessary and ongoing part of our operations, any measure that excludes taxes has material limitations.
•

It does not include depreciation and amortization expense. Because we use capital assets to generate revenue, depreciation and amortization expense is a necessary element of our cost structure. Therefore, any measure that excludes depreciation and amortization expense has material limitations.

A reconciliation of EBITDA to net income follows:

	Three Months Ended		Twelve Months Ended
	May 31, 2007	May 31, 2006	May 31, 2007	May 31, 2006
	(In thousands)		(In thousands)
Net income	$1,939	$3,339	$19,171	$7,653
Interest expense, net	421	780	2,264	7,677
Provision for income taxes	1,293	1,188	11,943	3,941
Depreciation and amortization	1,805	1,406	6,500	5,698

EBITDA	$5,458	$6,713	$39,878	$24,969

The $14.9 million increase in EBITDA for the year ended May 31, 2007 as compared to the prior year was the result of profitable growth experienced in fiscal 2007, partially offset by a loss on a LNG construction project of $11.3 million.

The $1.3 million decrease in EBITDA for the three months ending May 31, 2007 as compared to the same period a year ago is primarily attributable to a $10.9 million charge on a LNG construction project in the fourth quarter of fiscal 2007, which was largely offset due to a favorable market environment.

(2) Gross margins before special item (and the related amounts per share), a non-GAAP financial measure, exclude a $10.9 million pre-tax charge for the fourth quarter of fiscal 2007 and exclude an $11.3 million pre-tax charge for fiscal 2007 that management believes affect the comparison of results for the periods presented. Management also believes that results excluding this item are more comparable to estimates provided by securities analysts and therefore are useful in evaluating operational trends for Matrix Service and its performance relative to its competitors.

A reconciliation of gross margins before special item follows:

	Three Months Ended		Twelve Months Ended
	May 31, 2007		May 31, 2007
	Construction Services	Consolidated	Construction Services	Consolidated
	(In thousands)		(In thousands)
Actual results:
Revenue	$102,727	$177,921	$366,160	$639,846
Gross profit	$923	$11,753	$29,494	$65,886
Gross margin %	0.9%	6.6%	8.1%	10.3%

Charge on project	$10,857	$10,857	$11,346	$11,346

Results excluding charge:
Revenue	$113,584	$188,778	$377,506	$651,192
Gross profit	$11,780	$22,610	$40,840	$77,232
Gross margin %	10.4%	12.0%	10.8%	11.9%